EXHIBIT 99.1

Terra Tech Corp. Provides Corporate and Financial Update

The Company announces capital infusion, board and management changes and cancellation of Series A Preferred Stock

IRVINE, CA – January 25, 2021 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”) today announced that the Company took concrete steps towards achieving the three primary initiatives for 2021 summarized in the shareholder letter the Company recently published. Key actions included the following:

•

Amendment to the Company’s existing Convertible Notes (“Existing Notes”) extending the due dates to December 31, 2021 in return for issuance of warrants expiring in June 2026 to purchase 5,000,000 shares of the Company’s common stock at an exercise price of $0.01 per share

o	The Company has agreed to register the resale of the common stock underlying the warrants

•

Execution of a Securities Purchase Agreement for the sale and issuance of $3,500,000 million of new Convertible Notes (“New Notes”) with a fixed conversion price of $0.175 per share of common stock and warrants (the “Warrants”) expiring in June 2026 to purchase shares of the Company’s common stock

o	Comprised of 15,000,000 “A Warrants” with an exercise price of $0.01 per share and 15,000,000 “B Warrants” with an exercise price of $0.2284 per share

o	Common stock underlying the New Notes and the Warrants (the “Underlying Shares”) are subject to a one-year lock-up, subject to certain exceptions

o	The Company has agreed to register the resale of the Underlying Shares

•	Execution of separation agreements with Derek Peterson and Mike Nahass, pursuant to which they agreed to step down from their operating positions and as members of the Company’s Board of Directors

o	Mr. Nahass agreed to the cancellation of his Series A Preferred Stock though retirement in exchange for a payment of cash and notes, payable over one year

o

Mr. Peterson agreed to the cancellation of his Series A Preferred Stock though its conversion into shares of common stock and warrants to purchase common stock, expiring in June 2026, which are subject to a one-year lock-up with registration rights, similar to the Warrants described above

Each of the transactions described above is expected to close on or about January 25, 2021.

1

The amendment of the Existing Notes and sale of the New Notes will provide Terra Tech with increased financial flexibility, enabling the Company to fund operations until it starts monetizing prior asset sales and investments. As a result of those asset sales and investments, Terra Tech expects to receive approximately $18 million over approximately 12 months, starting in April 2021. Further, Terra Tech holds an investment in Hydrofarm stock, which it can begin to monetize in early June 2021. With the capital from our most recent raise and the proceeds from the asset sales and investments, the Company can focus on rebuilding its operations, expanding its operating base and growing its revenues.

As part of the amendment to the Existing Notes, execution of the Securities Purchase Agreement for the sale of New Notes, and the cancellation of the Series A Preferred Stock, Mike Nahass and Derek Peterson will step down from all operating and board positions at Terra Tech. The Company believes that the cancellation of the Series A Preferred Stock, together with the changes in the management team and Board of Directors, will allow the Company to operate more efficiently, execute on its growth plans, and enhance corporate governance.

Terra Tech’s CEO, Frank Knuettel II, said, “Derek and Mike’s vision for the Company and the foundation they established will be very valuable in 2021 and beyond, but both Mr. Nahass and Mr. Peterson determined that now was the appropriate time to bring in new management and board members.”

Mr. Knuettel II continued, “I have a great deal of respect for Mike and Derek and the work they have done to set Terra Tech up for future success. We appreciate the support they have shown Uri Kenig, our new COO, and me as we transition into our management roles. The confidence they have displayed in turning over Terra Tech to our stewardship and the wisdom they have displayed in knowing it’s the right time is considerable. I would also like to take the opportunity to thank our investors. We appreciate the support they have given us with respect to our business strategy as we aim to grow through acquisitions and organic growth as described in our recently published shareholder letter.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of the Company’s securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Terra Tech

Terra Tech is a holding company with a portfolio of investments focused on cannabis assets in the THC market and the research, development, and commercialization of cannabinoid-based products. Backed by innovative science and best-in-class manufacturing, the Company’s mission is to deliver top-tier cannabis and cannabinoid-based products with a focus on its core cannabis business.

2

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Terra Tech undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as "anticipates," "believes," "plans," "expects," "projects," "future," "intends," "may," "will," "should," "could," "estimates," "predicts," "potential," "continue," "guidance," and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in our reports with the SEC. Additional risks and uncertainties are identified and discussed in the "Risk Factors" section of Terra Tech's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Terra Tech as of the date of this release. Terra Tech undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

3